(d)(6)

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

J.P. MORGAN INVESTMENT MANAGEMENT INC.

INVESTMENT SUB-ADVISORY AGREEMENT, effective as of May 1, 2017, between Voya Investments, LLC (the “Adviser”), an Arizona limited liability company, and J.P. Morgan Investment Management Inc. (the “Sub-Adviser”), a corporation organized and existing under the laws of the State of Delaware.

WHEREAS, the Adviser has entered into an Investment Management Agreement, effective as of May 1, 2017 (the “Management Agreement”) with Voya Partners, Inc. (formerly, Portfolio Partners, Inc.) (“Company”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940 (“1940 Act”);

WHEREAS, the Company is and will continue to be a series fund having two or more investment portfolios, each with its own assets, investment objectives, policies and restrictions;

WHEREAS, the Company shareholders are and will be (1) separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the “Policies”) under which income, gains, and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies, (2) qualified pension and retirement plans outside the separate account context, and (3) the investment adviser of certain affiliated open-end management investment companies registered under the 1940 Act or any of the Adviser’s affiliates;

WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”); and

WHEREAS, the Company’s Board of Directors (the “Board”) and the Adviser desire to retain the Sub-Adviser as Sub-Adviser to one or more series of the Company, to furnish certain investment advisory services to the Adviser and the Company and the Sub-Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.             Appointment.  The Adviser hereby appoints the Sub-Adviser to act as the investment adviser and manager to the series of the Company set forth on Schedule A hereto

(each a “Portfolio”) for the period and on the terms set forth in this Agreement.  The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.  To the extent that the Sub-Adviser is not the only person providing investment advisory services to a series, the term “Portfolio” shall be interpreted for purposes of this Agreement to only include those assets of the Portfolio over which the Sub-Adviser is directed by the Manager to provide investment advisory services.

In the event the Company designates one or more series (other than the Portfolio) with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, it shall notify the Sub-Adviser in writing.  If the Sub-Adviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Portfolio hereunder, and be subject to this Agreement.

2.             Duties of the Sub-Adviser

A.            Investment Sub-Advisory Services.  Subject to the supervision of the Board and the Adviser, the Sub-Adviser shall act as the investment sub-adviser and shall supervise and direct the investments of the Portfolio in accordance with its investment objective, policies, and restrictions as provided in the Company’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Company may institute and to which the Sub-Adviser agrees.  The Sub-Adviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and individual securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of each Portfolio in a manner consistent with each Portfolio’s investment objective, policies, and restrictions, and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended (“Code”).  To implement its duties, the Sub-Adviser is hereby authorized to:

(i)            buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets on behalf of each Portfolio; and

(ii)           place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Sub-Adviser may select.

B.            Sub-Adviser Undertakings.  In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Company’s Articles of Incorporation, By-Laws, and current Prospectus and with the written instructions and directions of the Board and the Adviser to which the Sub-Adviser has agreed.  The Sub-Adviser hereby agrees to:

(i)            regularly (but no less frequently than quarterly) report to the Board and the Adviser (in such form as the Adviser and Sub-Adviser mutually agree) with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Board or the Adviser and agreed to by the Sub-Adviser, including attendance at Board meetings, as reasonably requested, to present such information and reports to the Board;

(ii)           consult with the Company’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may be deemed illiquid for purposes of the 1940 Act and for which market quotations are not readily available;

(iii)          Provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s non-public information, any and all information, records and supporting documentation about the composite of accounts and the funds the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Company or its agent to present historical performance information concerning the Sub-Adviser’s similarly managed accounts and funds, for inclusion in the Company’s Prospectus and any other reports and materials prepared by the Company or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities.

(iv)          establish appropriate personnel contacts with the Adviser and the Company’s Administrator in order to provide the Adviser and Administrator with information as reasonably requested by the Adviser or Administrator; and

(v)           execute account documentation, agreements, contracts and other documents as the Adviser shall be requested by brokers, dealers, counterparties and other persons to execute in connection with the Adviser’s management of the assets of the Portfolio, provided that the Sub-Adviser receives the express agreement and consent of the Adviser and/or the Board to execute such documentation, agreements, contracts and other documents.  In such respect, and only for this limited purpose, the Sub-Adviser shall act as the Adviser and/or the Portfolio’s agent and attorney-in-fact.

C.            The Sub-Adviser, at its expense, will furnish: (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment required for it to faithfully and fully perform its duties and obligations under this Agreement.

D.            The Sub-Adviser shall not be responsible for any of the following expenses of the Company or its Portfolio:

(i)            Expenses of all audits by the Company’s independent public accountants;

(ii)           Expenses of the Company’s transfer agent(s), registrar, dividend disbursing agent(s), and shareholder recordkeeping services;

(iii)          Expenses of the Company’s custodial services, including recordkeeping services provided by the custodian;

(iv)          Expenses of obtaining quotations for calculating the value of the Portfolio’s net assets;

(v)           Expenses of obtaining Portfolio activity reports;

(vi)          Expenses of maintaining the Portfolio’s tax records;

(vii)         Salaries and other compensation of any of the Company’s executive officers and employees;

(viii)        Taxes, if any, levied against the Company or any of its series;

(ix)          Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Portfolio;

(x)           Costs, including the interest expenses, of borrowing money for the Portfolio;

(xi)          Costs and/or fees incident to meetings of the Company’s shareholders, the preparation and mailings of prospectuses and reports of the Company to its shareholders, the filing of reports and regulatory bodies, the maintenance of the Company’s existence, and the registration of shares with federal and state securities or insurance authorities;

(xii)         The Company’s legal fees, including the legal fees related to the registration and continued qualification of the Company’s shares for sale;

(xiii)        Costs of printing stock certificates, if any, representing Shares of the Fund;

(xiv)        Directors’ fees and expenses of directors of the Company;

(xv)         The Company’s or the Portfolio’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(xvi)        The Company’s association membership dues, if any;

(xvii)       Extraordinary expenses of the Company as may arise, including expenses incurred in connection with litigation, proceedings and other claims and the legal obligations of the Company to indemnify its directors, officers, employees, shareholders, distributors, and agents with respect thereto; and

(xviii)      The Company’s organizational and offering expenses and, if applicable, reimbursement (with interest) of underwriting discounts and commissions.

E.            The Sub-Adviser will select brokers and dealers to effect all Portfolio transactions subject to the conditions set forth herein.  The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Sub-Adviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. Subject to the foregoing, the Sub-Adviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board and the Adviser and described in the current Prospectus as amended from time to time.

Subject to the appropriate policies and procedures approved by the Adviser and the Board, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser, an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Portfolio or its other advisory clients.   To the extent authorized by said Section 28(e) and the appropriate policies and procedures approved by Adviser and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.  Subject to seeking the best execution available, the Sub-Adviser may consult with the Adviser to the end that portfolio transactions on behalf of a Portfolio are directed to broker-dealers that participate in commission recapture programs benefiting the Portfolio, provided that neither the Sub-Adviser nor the Adviser will direct brokerage in recognition of the sale of Portfolio shares.

F.            On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Sub-Adviser or any of its affiliates, the Sub-Adviser to the extent permitted by applicable laws and regulations, and subject to the Adviser’s approval of the Sub-Adviser’s trade aggregation and allocation procedures as outlined in the Sub-Adviser’s Form ADV, Part II, may, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.  The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Portfolio and that not aggregating trades for the Portfolio with trades for other clients of the Sub-Adviser and its affiliates could adversely affect the price paid or received by the Portfolio.

G.            With respect to the provision of services by the Sub-Adviser hereunder, the Sub-Adviser will maintain all accounts, books and records with respect to each Portfolio as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules under both statutes.

H.            The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Portfolio, and does not have access to all of the Company’s books and records necessary to perform certain compliance testing.  However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform compliance testing with respect to the Portfolio based upon information in its possession and upon information and written instructions received from the Adviser or the Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions.  The Adviser or Administrator shall promptly provide the Sub-Adviser with copies of the Company’s Articles of Incorporation, By-Laws, current Prospectus and any written policies or procedures adopted by the Board applicable to the Portfolio and any amendments or revisions thereto.

I.             Unless the Adviser gives the Sub-Adviser written instructions to the contrary, the Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of a Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio may be invested.  The Adviser shall furnish the Sub-Adviser with any further documents, materials or information that the Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

J.             Sub-Adviser hereby authorizes Adviser during the term of this Agreement to use Sub-Adviser’s or any of its affiliates’ names and any applicable trademarks or logos supplied to the Company by the Sub-Adviser in the Company’s Prospectus, as well as in any advertisement or sales literature used by the Adviser or its agents to promote the Company and/or to provide information to shareholders of the Portfolio.

During the term of this Agreement, the Adviser shall furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Company or the public, which refer to the Sub-Adviser or its clients in any way, prior to the use thereof, and the Adviser shall not use any such materials if the Sub-Adviser reasonably objects within five business days (or such other time as may be mutually agreed) after receipt thereof.  The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with the prospectus and those materials previously approved by the Sub-Adviser.

3.             Compensation of Sub-Adviser.  For the services provided to each Portfolio, the Adviser will pay the Sub-Adviser an annual fee equal to the amount specified for such Portfolio in Schedule A hereto, payable monthly in arrears.  The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties.  In accordance with the provisions of the Management Agreement, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser.

4.             Liability of Sub-Adviser.  Neither the Sub-Adviser nor any of its directors, officers, employees or agents shall be liable to the Adviser or the Company for any loss or expense suffered by the Adviser or the Company resulting from its acts or omissions as Sub-Adviser to the Portfolio, except for losses or expenses to the Adviser or the Company resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s duties under this Agreement.  Neither the Sub-Adviser nor any of its agents shall be liable to the Adviser or the Company for any loss or expense suffered as a consequence of any action or inaction of other service providers to the Company in failing to observe the instructions of the Adviser, provided such action or inaction of such other service providers to the Company is not a result of the willful misconduct, bad faith or gross negligence in the performance of, or from reckless disregard of, the duties of the Sub-Adviser under this Agreement.

5.             Indemnification.

A.            The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses), (“Losses”) howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided, however, that nothing contained herein shall require that the Sub-Adviser be indemnified for Losses resulting from willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s duties under this Agreement.

B.            The Sub-Adviser agrees to indemnify and hold harmless the Adviser from and against any and all Losses resulting from the Sub-Adviser’s willful misconduct, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s duties under this Agreement.

6.             Non-Exclusivity.  The services of the Sub-Adviser to the Portfolios and the Company are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided however, that the Sub-Adviser may not consult with any other sub-adviser of the Company concerning transactions in securities or other assets for any investment portfolio of the Company, including the Portfolios, except that such consultations are permitted between the current and successor sub-advisers of a portfolio in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the Investment Company Act of 1940, as amended.  It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies.

7.             Adviser Oversight and Cooperation with Regulators.  The Adviser and Sub-Adviser shall cooperate with each other in providing records, reports and other materials to regulatory and administrative bodies having proper jurisdiction over the Company, the Adviser and the Sub-Adviser, in connection with the services provided pursuant to this Agreement; provided, however, that this agreement to cooperate does not apply to the provision of information, reports and other materials which either the Sub-Adviser or Adviser reasonably believes the regulatory or administrative body does not have the authority to request or which is privileged or confidential information of the Sub-Adviser or Adviser.

8.             Records.  The records relating to the services provided under this Agreement required to be established and maintained by an investment adviser under applicable law or those required by the Adviser or the Board of Directors for the Sub-Adviser to prepare and provide shall be the property of the Company and shall be under its control; however, the Company shall permit the Sub-Adviser to retain such records (either in original or in duplicate form) as it shall reasonably require.  In the event of the termination of this Agreement, such records shall promptly be returned to the Company by the Sub-Adviser free from any claim or retention of rights therein; provided however, that the Sub-Adviser may retain copies thereof.  Each party to this Agreement shall keep confidential any nonpublic information concerning the other party’s (or any Sub-Adviser’s) duties hereunder and shall disclose such information only if the non-disclosing party has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

9.             Duration of Agreement.  With respect to each series identified as a Portfolio on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Portfolio this Agreement shall continue in full force and effect through November 30, 2017.  Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) the vote of a majority of the outstanding voting shares of the Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Portfolio that is added to Schedule A hereto as a Portfolio after the date of this Agreement, the Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Portfolio as a Portfolio under the Agreement or (ii) the date upon which the shares of the Portfolio are first sold to the public, subject to the condition that the Company’s Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Adviser, and the shareholders of such Portfolio, shall have approved this Agreement.  Unless terminated earlier as provided herein with respect to any such Portfolio, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Portfolio.  Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) vote of a majority of the outstanding voting shares of such Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

10.          Representations of Sub-Adviser.  The Sub-Adviser represents, warrants, and agrees as follows:

A.            The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.            The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Company with a copy of such code of ethics, together with evidence of its adoption.

C.            The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser.

11.          Provision of Certain Information by Sub-Adviser.  The Sub-Adviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

A.            The Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.            The Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

C.            The portfolio manager of a Portfolio changes or there is otherwise a “change in control” (as that phrase is interpreted under the 1940 Act and the Advisers Act) or management of the Sub-Adviser.

12.          Provision of Certain Information by the Adviser.  The Adviser will promptly notify the Sub-Adviser in writing of the occurrence of any of the following events:

A.            The Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

B.            The Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Company;

C.            A controlling stockholder of the Adviser changes or there is otherwise an actual change in control or management of the Adviser.

13.          Termination of Agreement.  Notwithstanding the foregoing, this Agreement may be terminated at any time with respect to a Portfolio, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Portfolio on 60 days’ prior written notice to the Sub-Adviser.  This Agreement may also be terminated by the Adviser: (i) on at least 120 days’ prior written notice to the Sub-Adviser, without the payment of any penalty; (ii) upon material breach by the Sub-Adviser of any of the representations and warranties, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement.  The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 90 days’ prior notice to the Adviser.  This Agreement shall terminate automatically in the event of its assignment or upon termination of the Management Agreement between the Company and the Adviser.

14.          Amendment of Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of such approval.

15.          Use of Names.

A.            It is understood that the name “Voya Investments, LLC” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Adviser or its affiliates, including but not limited to the mark “Voya®” (collectively, the “Voya Marks”) is the valuable property of the Adviser and/or its affiliates, and that the Sub-Adviser has the right to use such Voya Marks only with the prior written consent of the Adviser and only so long as the Sub-Adviser is a sub-adviser to the Company and/or the Series.  In the event that the Sub-Adviser is no longer the Sub-Adviser to the Company and/or the Series, or upon the termination of the Management Agreement between the Company and the Adviser without its replacement with another agreement, or the earlier request of the Adviser, the Sub-Adviser shall, as soon as is reasonably possible, discontinue all use of the Voya Marks.

B.            It is understood that the name “J.P. Morgan Investment Management Inc.,” or any trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Sub-Adviser or its affiliates (collectively, the “J.P. Morgan Marks”) are the valuable property of the Sub-Adviser and its affiliates and that the Company and/or the Series have the right to use such J.P. Morgan Marks in the names of the Series and in offering materials of the Company only with the approval of the Sub-Adviser and only for so long as the Sub-Adviser is a sub-adviser to the Company and/or the Series. In the event that the Sub-Adviser is no longer the Sub-Adviser to the Company and/or the Series, or upon the termination of the Management Agreement between the Company and the Adviser without its replacement with another agreement, or the earlier request of the Sub-Adviser, the Adviser shall, as soon as is reasonably possible, discontinue all use of the J.P. Morgan Marks.

16.          Miscellaneous.

A.            Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act.  To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.            Captions.  The Captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

C.            Entire Agreement.  This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties concerning management of the Portfolio and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

D.            Interpretation.  Nothing herein contained shall be deemed to require the Company or the Sub-Adviser to take any action contrary to its Articles of Incorporation, By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

E.            Definitions.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the Act.   As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order.  Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

VOYA INVESTMENTS, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

J. P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Scott G. Moritz

Name:	Scott G. Moritz

Title:	Vice President

SCHEDULE A

Fee Schedule

For the services provided by J.P. Morgan Investment Management Inc. (“Sub-Adviser”) to the following series of Voya Partners, Inc., pursuant to the attached Sub-Advisory Agreement, the Adviser will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the series at the following annual rates of the average daily net assets of the series:

SERIES	RATE

VY® JP Morgan Mid Cap Value Portfolio	0.55% on the first $50 million in assets;
0.50% on the next $50 million in assets; and
0.45% on all assets over $100 million

If the Adviser or any of its affiliates appoints the Sub-Adviser or any of its affiliates to manage another portfolio(s) following the Sub-Adviser’s “Mid Cap Value” investment strategy (“New Portfolio”), the assets of the New Portfolio will be aggregated with the assets of the Portfolio in calculating the Sub-Adviser’s fee at the above stated rate.